Exhibit 99.1
NEWS RELEASE

Public Relations:	Donna St.Germain	Investor Relations:	Gregg Lampf
	(443) 327-1454		(443) 327-1532

	dstgermain@safenet-inc.com		glampf@safenet-inc.com

	www.safenet-inc.com		www.safenet-inc.com
SafeNet Announces New Executive Appointments
Walter W. Straub Appointed Chairman and Interim Chief Executive Officer;
Chris Fedde Appointed President and Chief Operating Officer;
John W. Frederick Appointed Interim Chief Financial Officer
BALTIMORE – October 18, 2006 – SafeNet, Inc. (NASDAQ:SFNT), a global leader in information security, today announced that its Board of Directors has made the following appointments to the Company’s senior leadership team:
•	Walter W. Straub, an independent Director, has been appointed Chairman and interim Chief Executive Officer;

•	Chris Fedde, Senior Vice President and General Manager of the Enterprise Security Division, has been appointed to the position of President and Chief Operating Officer; and

•	John W. Frederick, Vice President and Worldwide Controller, has been appointed Chief Accounting Officer and interim Chief Financial Officer.
The appointments follow the resignations of Anthony A. Caputo, Chairman and CEO, and Carole Argo, President, Chief Operating Officer and acting Chief Financial Officer from their respective officer positions. Both resignations are effective immediately and the Board has announced that it will engage an executive search firm to conduct a search for a permanent CEO.
Both Mr. Caputo and Ms. Argo will continue to be available to SafeNet through the end of the year to assist in the Company’s management transition.
Straub Brings Deep Knowledge of the Information Security Industry
Mr. Straub has served as an independent director on the SafeNet Board since March 2004, when the firm he co-founded, Rainbow Technologies Inc., merged with SafeNet. Mr. Straub served as President and CEO of Rainbow for more than 20 years before the merger.

“I look forward to my role at SafeNet as we continue to build on our strong momentum and long track record of excellent growth and financial performance,” said Mr. Straub. “SafeNet is an acknowledged market leader in the information security industry, with strong customer relationships, a talented employee base and a tradition of innovation in engineering and product development. My objective is to ensure that SafeNet continues to build momentum and focus on what it does best – providing leading-edge security products and outstanding service to the customers that entrust their most critical security needs to SafeNet.”
Mr. Fedde joined SafeNet in February 2001 and most recently has led the company’s largest business unit, the Enterprise Security Division. In addition to his tenure at SafeNet, Mr. Fedde has served in executive roles at other major technology companies, most recently at Harris Corporation and Motorola.
Mr. Frederick has more than 20 years experience as a senior financial executive in a variety of industries. Before joining SafeNet in June 2006, he served as Vice President and Corporate Controller for Arby’s Restaurant Group. His diverse experience has included roles at both large and small companies, for which he has been the principal executive responsible for public reporting, Sarbanes Oxley compliance, strategic planning, treasury, internal audit and tax.
Options Review Continues
The management changes at SafeNet are the result of an ongoing review of the Company’s stock options granting practices by a Special Committee of the Board. The Special Committee of independent directors was formed in June 2006 and is continuing its review.
“On behalf of the Board, I wish to thank Tony and Carole for their many contributions to SafeNet,” said Mr. Straub. “Tony has played an integral role in the growth and success of SafeNet over the past 20 years, spearheading the Company’s sales and marketing initiatives in the financial and federal government market segments and leading SafeNet through its initial public offering in 1992. Since joining SafeNet in 1999, Carole has played an important role in leading the Company’s day-to-day global operations and executing SafeNet’s growth strategy. We are pleased that Tony and Carole will continue to be available to SafeNet for the remainder of the year to help ensure a smooth transition.”
Mr. Caputo said, “After an association with SafeNet that stretches back 20 years, I have submitted my resignation because I believe it is in the best interests of the Company. The issues related to stock options occurred under my leadership and I do not want my continued presence to be a distraction to the important work we perform for our customers every day. I am confident that SafeNet will continue to succeed and grow under the strong and deep management team that we have in place.”
As previously announced, the Company has concluded that certain option grants made between 2000 and 2005, including grants to directors, officers and employees, were or likely were accounted for using incorrect measurement dates under applicable accounting rules in effect at the time, and that material non-cash, stock-based compensation expenses related to these option grants will have to be recorded.

As a result, as previously announced, the Company expects that annual and interim financial statements for the periods from 2000 through March 31, 2006, will have to be restated.
SafeNet will hold its third quarter earnings conference call on October 25, as previously announced. Details are available in the Investor Relations section of the SafeNet website at www.safenet-inc.com.
Biography of Walter W. Straub
Walter W. Straub, 63, is a co-founder of Rainbow Technologies, Inc. He was Chief Executive Officer and President of Rainbow from 1984 until March 2004, when Rainbow merged with SafeNet. Mr. Straub led Rainbow’s initial public offering in 1987 and secondary offering in 1991. Mr. Straub serves as a director of CAM Commerce Solutions, Inc. (NASDAQ: CADA), a provider of commerce solutions for traditional and web retailers. Mr. Straub received a bachelor’s degree in electrical engineering and a master’s degree in finance from Drexel University. He is a member of the Board of Trustees of Drexel University and serves on the Concordia University President’s Advisory Council. In 1993, Mr. Straub was named Orange County, CA Technology Entrepreneur of the Year.
About SafeNet, Inc.
SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. UBS, Nokia, Fujitsu, Hitachi, ARM, Bank of America, NetGear, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.

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